Exhibit 99.1
                         NEWS

For Release March 31, 2010

Charter Announces Effectiveness of Amendment and Restatement of Senior Secured Credit Facilities

ST. LOUIS, MO - Charter Communications, Inc. (the "Company") today announced the effectiveness of its previously announced amendment to the $8.177 billion credit facility of its subsidiary, Charter Communications Operating, LLC, ("CCO"). The amendment, among other things, provides for the extension of maturities of a portion of the facilities and the amendment of certain other terms and conditions. As a result, CCO has extended $3 billion of existing term loan maturities to September 2016, a two-and-a-half year maturity extension from the existing term loan maturities. The extended term loans bear interest at LIBOR plus 3.25%.

The Company also entered into a New Revolving Credit Facility totaling $1.3 billion in commitments which will mature in March 2015. The New Revolving Credit Facility bears interest at LIBOR plus 3.0% on the drawn amounts. Approximately $251 million of the existing Revolving Credit Facility will remain in place under the existing terms and conditions.

Also as a result of the amendment, each of Bank of America, N.A. and JPMorgan Chase Bank, N.A., for itself and on behalf of the lenders under the CCO senior secured credit facilities, has agreed to dismiss the pending appeal of the Company's Order of Confirmation pending before the District Court for the Southern District of New York and to waive any objections to the Company's Order of Confirmation issued by the United States Bankruptcy Court for the Southern District of New York.

About Charter
Charter Communications, Inc. (OTC Bulletin Board: CCMM) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV(TM) video entertainment programming, Charter Internet(TM) access, and Charter Phone(TM). Charter Business(R) similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media(R) brand. More information about Charter can be found at www.charter.com.

Media/Analysts
Anita Lamont
314-543-2215

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC").  Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity" and "potential," among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

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our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition and the difficult economic conditions in the United States;

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the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn and the significant downturn in the housing sector and overall economy;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to adequately deliver customer service;

•	the effects of governmental regulation on our business;

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the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) cash flows from operating activities, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this release.